GREAT PLAINS ENERGY REPORTS THIRD QUARTER 2014 RESULTS
Kansas City, Mo. (November 6, 2014) - Great Plains Energy (NYSE: GXP) today announced third quarter 2014 earnings of $147.0 million or $0.95 per share of average common stock outstanding, compared with third quarter 2013 earnings of $142.7 million or $0.93 per share. For the first nine months of 2014, earnings were $222.1 million or $1.44 per share compared to $231.5 million or $1.51 per share in the first nine months of 2013.
“During the third quarter we continued to demonstrate solid operational performance, positive weather-normalized demand and aggressive management of our operations and maintenance expense,” said Terry Bassham, chairman and chief executive officer of Great Plains Energy. “Our results however, were impacted by significantly cooler than normal summer weather, which we worked hard to mitigate with lower operating and maintenance expense.”
The Company also announced it is lowering its full-year earnings guidance range from $1.60 to $1.75 per share to $1.52 to $1.62 per share. The primary driver of the revised guidance was an extremely cool July resulting in third quarter cooling degree days that were 17 percent below normal, an approximate $0.09 per share impact.
Great Plains Energy:

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings and Earnings Per Share
Three Months Ended September 30
(Unaudited)
	Earnings		Earnings per Great
			Plains Energy Share
	2014	2013	2014	2013
	(millions)
Electric Utility	$140.3	$145.4	$0.91	$0.95
Other	7.1	(2.3)	0.04	(0.02)
Net income	147.4	143.1	0.95	0.93
Preferred dividends	(0.4)	(0.4)	—	—
Earnings available for common shareholders	$147.0	$142.7	$0.95	$0.93
On a per-share basis, favorable drivers for the third quarter 2014 compared to the same period in 2013 included the following:

•	$0.05 from the release of uncertain tax positions that are related to KCP&L Greater Missouri Operations Company’s (GMO) former non-regulated operations;

•	$0.02 decrease in other operating and maintenance expense;

•	$0.01 decrease in operating and maintenance expense at the Wolf Creek nuclear unit;

•	Approximately $0.01 from new retail rates in Kansas that became effective in July 2014; and

•	About a $0.01 increase from other items.
The factors above were partially offset by the following:

•	An approximate $0.06 unfavorable variance from weather with cooling degree days 13 percent below the third quarter 2013;

•	$0.01 due to an increase in general taxes resulting from higher property taxes; and

•	$0.01 from increased depreciation and amortization expense.
Great Plains Energy Year-to-Date:

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings and Earnings Per Share
Year to Date Ended September 30
(Unaudited)
	Earnings		Earnings per Great
			Plains Energy Share
	2014	2013	2014	2013
	(millions)
Electric Utility	$221.1	$238.5	$1.43	$1.55
Other	2.2	(5.8)	0.01	(0.04)
Net income	223.3	232.7	1.44	1.51
Preferred dividends	(1.2)	(1.2)	—	—
Earnings available for common shareholders	$222.1	$231.5	$1.44	$1.51
On a per-share basis, favorable drivers for the first nine months of 2014 versus 2013 were the following:

•	Approximately $0.05 from new retail rates in Missouri that became effective in late January 2013 and in Kansas that became effective in late July 2014;

•	$0.05 from the release of uncertain tax positions; and

•	An estimated $0.03 impact from an increase in weather-normalized retail demand.
The factors above were more than offset by the following:

•	Other operating and maintenance expense increases of $0.08, including higher generation expenses and increases in transmission and distribution expenses;

•	$0.04 increase in operating and maintenance expense at Wolf Creek relating to the 2014 mid-cycle outage and amortization relating to the prior year refueling outage;

•	$0.04 due to an increase in general taxes resulting from higher property taxes; and

•	$0.04 increase in depreciation and amortization.
Electric Utility Segment Third Quarter:
The Electric Utility segment, which includes Kansas City Power & Light Company (KCP&L) and the regulated utility operations of GMO, generated net income of $140.3 million or $0.91 per share for the third quarter 2014 compared to $145.4 million or $0.95 per share in 2013.
Key drivers influencing the segment results included the following:

•
A $9.4 million decrease in gross margin driven by an estimated $16 million unfavorable impact from weather due to a decrease in cooling degree days in the third quarter 2014 compared to 2013. The decrease was partially offset by:

◦	Approximately $3 million in new retail rates in Kansas; and

◦
A $4.6 million increase from energy efficiency programs under Missouri Energy Efficiency Investment Act (MEEIA) consisting of $3.2 million for recovery of program costs, which have a direct offset in utility operating and maintenance expense, and $1.4 million for recovery of throughput disincentive;

•
A $4.6 million decrease in other operating expenses primarily due to decreased operating and maintenance costs at Wolf Creek and at coal units partially offset by a $3.2 million increase in MEEIA program costs, which have a direct offset in revenue;

•	A $3.3 million increase in depreciation and amortization expense driven by capital additions; and

•	A $2.6 million decrease in income tax expense primarily due to lower pre-tax income.
Overall retail MWh sales were down 3.1 percent in the quarter compared to the third quarter 2013 with the decrease driven by weather. On a weather-normalized basis, retail MWh sales increased an estimated 0.5 percent compared to the third quarter 2013. The unfavorable weather impact in the third quarter 2014, when compared to normal, was approximately $0.09 per share.
Electric Utility Segment Year-to-Date:
Year-to-date net income for the Electric Utility segment was $221.1 million or $1.43 per share compared to $238.5 million or $1.55 per share in 2013.
Key drivers influencing the segment results included the following:

•	A $21.6 million increase in gross margin primarily due to:

◦	An estimated $12 million from new retail rates in Missouri that became effective in late January 2013 and in Kansas that became effective in late July 2014;

◦
An $8.2 million increase from energy efficiency programs under MEEIA consisting of $6.0 million for recovery of program costs, which have a direct offset in utility operating and maintenance expense, and $2.2 million for recovery of throughput disincentive; and

◦	Approximately $7 million from an increase in weather-normalized retail demand;

•	A $46.3 million increase in other operating expenses primarily due to the following:

◦
An $11.3 million increase in Wolf Creek operating and maintenance expense primarily due to the planned 2014 mid-cycle maintenance outage and increased amortization from the planned 2013 refueling outage, where costs are deferred and amortized;

◦	A $10.0 million increase in general taxes resulting from higher property taxes;

◦	A $7.5 million increase in transmission and distribution expense;

◦	A $6.8 million increase in operating and maintenance costs at coal units primarily due to planned and unplanned outages; and

◦	A $6.0 million increase in MEEIA program costs, which have a direct offset in revenue;

•	A $10.6 million increase in depreciation and amortization expense driven by capital additions;

•	A $4.0 million decrease in interest expense attributable to an increase in the debt component of Allowance for Funds Used During Construction (AFUDC); and

•	An $11.3 million decrease in income tax expense primarily due to lower pre-tax income.
Overall retail MWh sales were up 1.3 percent compared to the 2013 period with the increase driven by weather-normalized retail demand. On a weather-normalized basis, year-to-date retail MWh sales increased an estimated 0.9 percent compared to the 2013 period. Weather, when compared to normal, was estimated to have no impact on year-to-date earnings per share.
Other Category Third Quarter and Year-To-Date:
Results for the Other category primarily include unallocated corporate charges, GMO non-regulated operations and preferred dividends. For the third quarter 2014, the Other category recorded earnings of $6.7 million or $0.04 per share compared to a loss of $2.7 million or $0.02 per share for the same period in 2013. The results were primarily impacted by the release of uncertain tax positions related to GMO’s former non-regulated operations that resulted in $6.1 million of tax benefits and a $2.1 million decrease in after-tax interest expense.
For the first nine months of 2014, the Other category reflected earnings of $1.0 million or $0.01 per share compared to a loss of $7.0 million or $0.04 per share in 2013. The results were primarily impacted by the release of uncertain tax positions.
Regulatory Update:
KCP&L filed a rate request with the Missouri Public Service Commission on October 30, 2014, requesting a total revenue increase of $120.9 million. If approved, new rates are anticipated to be effective on or around September 30, 2015.

Great Plains Energy will post its 2014 Third Quarter Form 10-Q, as well as supplemental financial information related to the third quarter on its website, www.greatplainsenergy.com.
Earnings Webcast Information:
An earnings conference call and webcast is scheduled for 9:00 a.m. EST Friday, November 7, 2014, to review the Company’s 2014 third quarter earnings and operating results.

A live audio webcast of the conference call, presentation slides, supplemental financial information, and the earnings press release will be available on the investor relations page of Great Plains Energy’s website at www.greatplainsenergy.com. The webcast will be accessible only in a “listen-only” mode.

The conference call may be accessible by dialing (888) 353-7071 (U.S./Canada) or (724) 498-4416 (international) five to ten minutes prior to the scheduled start time. The pass code is 5054024.

A replay and transcript of the call will be available later in the day by accessing the investor relations section of the company’s website. A telephonic replay of the conference call will also be available through November 14, 2014, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (international). The pass code is 5054024.
About Great Plains Energy:
Headquartered in Kansas City, Mo., Great Plains Energy Incorporated (NYSE: GXP) is the holding company of Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company, two of the leading regulated providers of electricity in the Midwest. Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company use KCP&L as a brand name. More information about the companies is available on the Internet at: www.greatplainsenergy.com or www.kcpl.com.

Forward-Looking Statements:
Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, the outcome of regulatory proceedings, cost estimates of capital projects and other matters affecting future operations. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Great Plains Energy and KCP&L are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in regional, national and international markets and their effects on sales, prices and costs; prices and availability of electricity in regional and national wholesale markets; market perception of the energy industry, Great Plains Energy and KCP&L; changes in business strategy, operations or development plans; the outcome of contract negotiations for goods and services; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates the Companies can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on nuclear decommissioning trust and pension plan assets and costs; impairments of long-lived assets or goodwill; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts, including but not limited to cyber terrorism; ability to carry out marketing and sales plans; weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs; cost, availability, quality and deliverability of fuel; the inherent uncertainties in estimating the effects of weather, economic conditions and other factors on customer consumption and financial results; ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of generation, transmission, distribution or other projects; Great Plains Energy’s ability to successfully manage transmission joint venture; the inherent risks associated with the ownership and operation of a nuclear facility including, but not limited to, environmental, health, safety, regulatory and financial risks; workforce risks, including, but not limited to, increased costs of retirement, health care and other benefits; and other risks and uncertainties.
This list of factors is not all-inclusive because it is not possible to predict all factors. Other risk factors are detailed from time to time in Great Plains Energy’s and KCP&L’s quarterly reports on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission. Each forward-looking statement speaks only as of the date of the particular statement. Great Plains Energy and KCP&L undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Great Plains Energy Contacts:
Investors: Tony Carreño, Director, Investor Relations, 816-654-1763, anthony.carreno@kcpl.com
Media: Katie McDonald, Director, Corporate Communications, 816-556-2365,
katie.mcdonald@kcpl.com

Attachment A
Gross margin is a financial measure that is not calculated in accordance with generally accepted accounting principles (GAAP). Gross margin, as used by Great Plains Energy, is defined as operating revenues less fuel, purchased power and transmission. The company’s expense for fuel, purchased power and transmission, offset by wholesale sales margin, is subject to recovery through cost adjustment mechanisms, except for KCP&L’s Missouri retail operations. As a result, operating revenues increase or decrease in relation to a significant portion of these expenses. Management believes that gross margin provides a more meaningful basis for evaluating the Electric Utility segment’s operations across periods than operating revenues because gross margin excludes the revenue effect of fluctuations in these expenses. Gross margin is used internally to measure performance against budget and in reports for management and the Board of Directors. The company’s definition of gross margin may differ from similar terms used by other companies. A reconciliation to GAAP operating revenues is provided in the table below.

Great Plains Energy Incorporated
Reconciliation of Gross Margin to Operating Revenues
(Unaudited)

	Three Months Ended		Year to Date
	September 30		September 30
	2014	2013	2014	2013
	(millions)
Operating revenues	$782.5	$765.0	$2,016.0	$1,907.5
Fuel	(142.3)	(156.6)	(392.9)	(410.0)
Purchased power	(61.2)	(25.7)	(185.7)	(99.4)
Transmission	(19.3)	(13.6)	(55.6)	(37.9)
Gross margin	$559.7	$569.1	$1,381.8	$1,360.2